Exhibit 99.1

For Immediate Release

Contact: Kristen E. Lancia, CFMP, Assistant Vice President

Email: kristen.lancia@waynebank.com

Phone: (570) 253-8594

Wayne Bank Ranks in Top 100 Performing Banks in U.S.

Honesdale, Pennsylvania – September 2, 2022

Wayne Bank, a subsidiary of Norwood Financial Corp (Nasdaq Global Market – NWFL), was recently ranked as one of the top 100 performing banks in the country by Bank Director magazine.

Coming in at number seventy-one, Wayne Bank was evaluated on its profitability, capital adequacy, asset quality, and total shareholder return within the $1 Billion to $5 Billion asset size level.

President and Chief Executive Officer of Wayne Bank, James O. Donnelly, commented, “It is an honor to be included in this prestigious list of financial institutions. As a 150-year old community bank, Wayne Bank is committed to creating shareholder value by investing in our employees, customers, and communities, and we will continue to operate with that philosophy as we grow.”

Bank Director has analyzed the best in banking through its RankingBanking reports, since 2017. For the 2022 study, they identified the best U.S. banks: those that balance growth and profitability, deliver long-term shareholder value, and execute their goals in a safe and sound manner. They also examined factors that drive performance including growth, leadership, board oversight, and technological innovation.

Wayne Bank is a subsidiary of Norwood Financial Corp, Member FDIC, and is located in Honesdale, Pennsylvania. The Bank has twenty-nine Community Offices serving Wayne, Pike, Monroe, Lackawanna, and Luzerne Counties in Pennsylvania, along with Delaware, Sullivan, Otsego, Ontario, and Yates Counties in New York State, including those offices operating under the Bank of Cooperstown and Bank of the Finger Lakes brands.

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